Exhibit 10.25.7

RESOLUTIONS

OF THE BENEFIT FINANCE COMMITTEE

OF APPLETON PAPERS INC.

Amendments to the Appleton Papers Inc. Retirement Plan

           WHEREAS, pursuant to Section 11.01 of the Appleton Papers Inc. Retirement Plan (the “Plan”), Appleton Papers Inc. (the “Company’), by action of its Board of Directors (or its delegate), may amend the Plan in whole or in part, at any time or from time to time; and

           WHEREAS, the Company desires to amend the Plan as set forth below, by action of the  Benefit Finance Committee acting pursuant to delegation of authority granted by the Board of Directors of the Company;

           NOW THEREFORE, it is:

           RESOLVED, that the Plan is hereby amended as set forth on Exhibit A attached hereto, effective March 1, 2011.

           IN WITNESS WHEREOF, the undersigned, being all of the members of the Benefit Finance Committee, to evidence their consent to taking the foregoing actions by written consent in lieu of a meeting, have caused the above amendments to be adopted as of the date last entered below, and direct that they be placed with the minutes of the Committee.

Committee Member	Date
/s/ Thomas J. Ferree Thomas J. Ferree	3/9/11
/s/ Jeffrey Fletcher Jeffrey Fletcher	3/9/11
/s/ Kerry S. Arent Kerry S. Arent	3/9/11
/s/ James C. Tyrone James C. Tyrone	3/9/11

* * * * *

RESOLUTIONS

OF THE BENEFIT FINANCE COMMITTEE

OF APPLETON PAPERS INC.

Amendments to the Appleton Papers Inc. Retirement Plan

1. Section 4.04(e) is amended and restated in its entirety to read as follows:

(e)
Notwithstanding any other provision of the Plan to the contrary (including, without limitation, any Appendix or Supplement to the Plan applicable to Eligible Employees), Benefit Service shall not include any Hours of Service performed after:

(1)	April 1, 2008, in the case of a Participant who has made the election referred to in Section 2.05(a); or

(2)	March 1, 2011, in the case of any other Participant.

2. Section 5.04 is amended and restated in its entirety to read as follows:

5.04           Disability Retirement Pension.

(a)
If, as a result of a Disability incurred while employed as an Eligible Employee, a Participant becomes entitled to benefits under a long-term disability plan maintained by the Company, and such benefits start on or after June 1, 1979 and before March 1, 2011, the Participant will be eligible to receive a Disability Retirement Pension, subject to the further provisions of this Section 5.04.

(b)
Such Disability Retirement Pension will start on the Participant’s Disability Pension Starting Date (as defined below) in a monthly amount equal to the Normal Retirement Pension determined under Section 5.01, based on:

(1)	the Benefit Formula applicable to terminations of employment occurring on the date the Participant’s long-term disability benefits start,

(2)	his Final Average Monthly Compensation, determined as of the last day of the period for which Compensation is imputed as a result of such Disability as provided in Section 1.17(c), and

(3)
his Benefit Service and Vesting Service as of the earlier of his Disability Pension Starting Date or March 1, 2011 (after taking into account the Benefit Service and Vesting Service credited under subsection (c) of this Section 5.04); provided, however, that if the Minimum Benefit Formula under Section 5.01(a) was used to calculate a Disability Retirement Pension that commenced prior to January 1, 1984, such pension shall be adjusted, effective January 1, 1984, by recalculating it based on the Minimum Benefit Formula in effect on that date.

(c)	If a Participant who is or becomes eligible for a Disability Retirement Pension pursuant to Section 5.04(a) before March 1, 2011,

(1)
recovers from his Disability prior to his Disability Pension Starting Date and returns to the employ of the Company or an Affiliate within ninety (90) days after the end of such Disability and prior to working full-time for any other person (disregarding any employment which is primarily for the purpose of rehabilitation), or

(2)	does not recover from his Disability prior to his Disability Pension Starting Date,

he shall be deemed to have continued as a Participant under the Plan and the period of his Disability prior to the earlier of his Disability Pension Starting Date or March 1, 2011 shall be treated as Vesting Service and Benefit Service, and Compensation shall be imputed for that period as provided in Section 1.17(c) .

(d)
If a Participant recovers from his Disability prior to his Disability Pension Starting Date and does not return to the employ of the Company or an Affiliate within the aforesaid 90-day period, or if he refuses to submit proof of continued Disability as required under subsection (e) below, he shall be deemed to have terminated his employment with the Company as of the date of commencement of his Disability, and no Vesting Service or Benefit Service or Hours of Service shall be credited for any period after the commencement of his Disability, and his right, if any, to benefits under the Plan shall be determined on that basis.

(e)
As a condition of entitlement to a Disability Retirement Pension, the Plan Administrator may require such proof of the Participant’s continued Disability as it deems necessary at the time, and from time to time prior to the Participant’s Disability Pension Starting Date, including having the Participant examined, at the Company’s expense, by a duly licensed physician selected by the Plan Administrator.

(f)
For purposes of this Plan, “Disability Pension Starting Date” means Normal Retirement Date in the case of a Participant whose long-term disability benefits begin prior to such date; provided that a Participant who is entitled to long-term disability benefits after his Normal Retirement Date (whether beginning before or after such date) may elect to treat the first day of the month on or after the date his long-term disability benefits end as his Disability Pension Starting Date.